Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 22, 2021, relating to the financial statements and financial highlights of Apollo Senior Floating Rate Fund Inc. and Apollo Tactical Income Fund Inc. appearing in the Annual Report on Form N-CSR for the year ended December 31, 2020, and to the references to us under the headings “Financial Highlights” in the Joint Proxy Statement/Prospectus and “Independent Registered Public Accounting Firm”, and “Representations and Warranties” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

May 13, 2021